UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 8, 2016

KINSALE CAPITAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-337848 (Commission File Number)	98-0664337 (IRS Employer Identification No.)

2221 Edward Holland Drive, Suite 600 Richmond, VA 23230 (Address of principal executive offices)
(804) 289-1300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
On December 8, 2016, Kinsale Capital Group, Inc. (the “Company”) made a voluntary prepayment to Lender (as defined below) of $27.7 million, the total amount outstanding under the Amended and Restated Loan and Security Agreement, dated as of June 28, 2016, among the Company, as borrower, Kinsale Management, Inc. (“Kinsale Management”) and Aspera Insurance Services, Inc. (“Aspera”), as loan guarantors, and The PrivateBank and Trust Company, as lender (“Lender”), in accordance with Article 4 of the Credit Agreement. As a result of the prepayment, the Credit Agreement, which would have otherwise terminated in December 2020, was terminated early in accordance with its terms.
Pursuant to the terms of the Credit Agreement, the term loan was secured and the applicable interest rate on the term loan accrued at a rate equal to the 3-month LIBOR plus a margin, payable on the last day of each calendar quarter. The Company’s wholly-owned subsidiaries, Kinsale Management and Aspera, were guarantors of the term loan. The assets of Kinsale Management and the stock of Kinsale Insurance Company were pledged as collateral to Lender.
The Credit Agreement had been previously amended and restated in June 2016, among other things, to (i) increase the materiality thresholds and grace periods for events of default thereunder, (ii) add additional permitted categories to the debt, lien, restricted payments, mergers, disposals, transactions with affiliates and investment covenants, as well as to increase the general permitted baskets under the debt, lien, restricted payments and investment covenants, (iii) remove certain representations and warranties and affirmative covenants, (iv) add materiality qualifiers to certain representations and warranties, (v) add reinvestment rights and a minimum threshold with respect to net cash proceeds of certain asset disposals (other than disposals of the pledged equity) which must be used to prepay the outstanding term loans and (vi) make the creation and perfection requirements with respect to collateral less onerous.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kinsale Capital Group, Inc.

Dated: December 12, 2016	By:	/s/ Bryan P. Petrucelli
Name: Bryan P. Petrucelli
Title: Senior Vice President, Treasurer and Chief Financial Officer